Exhibit 99.1

SOURCECORP Reports 2nd Quarter 2005 Operating Results and Comments on Full Year Guidance

DALLAS, Texas (August 10, 2005) – SOURCECORP, Inc. (NASDAQ: SRCP), a leading provider of business process outsourcing (BPO) and consulting solutions, today reported revenues for the second quarter of 2005 of $106.5 million and earnings of $0.37 per share from continuing operations.

Second Quarter 2005 Operating Results

The Company today reported $106.5 million of revenue for the second quarter of 2005 compared to $97.1 million for the same quarter of the prior year, an increase of 9.7 percent. During the second quarter of 2005, the Company entered into an agreement with two of its customers impacted by the Company’s 2004 internal investigation.  As a result of the agreement, during the second quarter of 2005 the Company recognized remediation revenue of $2.7 million contributing to the year over year revenue increase.  Excluding the positive effect of the remediation revenue, the Company achieved year over year revenue growth of 6.9 percent.

Q2 Revenue Results

From Continuing Operations

(in millions)

	2004	2005	% Change
As Reported	$97.1	$106.5	9.7%
Less: Remediation Revenue	—	(2.7)	N/A
As Adjusted	$97.1	$103.8	6.9%

The Company’s second quarter 2005 revenue increase excluding remediation revenue is largely driven by strong contributions from our Information Management and Legal offerings.  Information Management had higher revenues in the mortgage, government and healthcare payor vertical markets.  The Company also experienced strong revenue volumes from our Legal Class Action Claims

Administration offering that benefited from a higher level of medium and large sized projects, as well as increased volumes within Legal Consulting. Offsetting these positive revenue trends was a revenue decline of 9.3% in our HealthSERVE division due primarily to increases in our revenue reserves in our release of information service offering.

Additionally, the second quarter was impacted by higher than expected, special one-time SG & A expenses, which we do not expect to continue.

The Company reported earnings before taxes from continuing operations of $11.8 million for the second quarter of 2005, an increase of $0.6 million or approximately 5.4 percent from 2004 results of $11.2 million.  In addition, the Company reported fully diluted earnings per share from continuing operations of $0.37 for the second quarter of 2005, a decrease of $0.04 or approximately 9.8 percent versus last year. Excluding the impact of remediation revenue, earnings per share would have been $0.27.  Additionally, a second quarter adjustment to correct previously recorded deferred tax accounts increased our effective tax rate for the quarter from 39 percent to 49 percent, resulting in a $0.08 reduction to earnings per share in the second quarter.  Management determined that the impact of this adjustment to the prior year’s reported financial statements was immaterial; consequently, the entire impact, which was identified as part of the quarterly review process, was reflected in the current quarter.  This change in the tax rate affects the second quarter only.  Our effective tax rate for the remainder of 2005 is expected to return to approximately 39%, with the full-year average tax rate at approximately 41%.

Impact on EPS of the above items is as follows:

Earnings Per Share from continuing operations
As Reported	$0.37
Less: Remediation Revenue	(0.10)
Add: Deferred Tax Adjustment	0.08
As Adjusted	$0.35

Second Quarter 2005 Cash Flow

The Company reported second quarter operating cash flow from continuing operations of $10.7 million compared to $4.7 million during the same period in 2004.

Business days sales outstanding increased by three days during the second quarter of 2005 to 46 business days. Excluding the effect of the remediation revenue, days sales outstanding were 47 compared to 45 business days for Q1 2005 and 47 days for the second quarter, 2004.

During the second quarter of 2005, the Company’s debt outstanding decreased to $90.8 million compared to $94.5 million as of March 31, 2005. Our current line of credit agreement is scheduled to mature on April 1, 2006 and all outstanding balances under such agreement were classified to current maturities in the June 30, 2005 consolidated balance sheet .  The Company’s debt to total capital was approximately 22.9 percent at the end of the current quarter.

New Business Wins

The Company closed new business from new customers, new business from existing customers and renewal of existing customers’ contracts during the second quarter of 2005 with an estimated value of contracts closed of approximately $44.3 million.  “We are pleased with our continued progress in sales during the second quarter of 2005. We believe our business wins are a direct result of the actions we have taken over the last two years in strengthening our national sales presence, an intense focus on customer satisfaction, and the investments made in our technology infrastructure and operating platforms”, stated Mr. Ed H. Bowman, Jr., President and CEO.

The total estimated undiscounted value of contracts closed is an estimate of the total expected revenue to be derived over the term of the contract measured at the approximate time of contract execution.  The Company has not undertaken, and does not undertake, to update such estimates over time.  Anticipated contract volumes and revenue routinely increase or decrease from the date the contract is executed causing the contract value estimated at contract execution to change, in some case by material amounts. Further, contracts from time to time are subsequently partially or completely terminated by us or by the customer, and such contracts may have represented a large portion of the expected revenue estimated at the time of contract execution.  As such, estimates on such dates may not represent current estimates for such contracts.

2005 Financial Guidance

Based on actual results year-to-date and current trends, the Company is updating its 2005 financial guidance relating to its continuing operations for revenues of approximately $405 million to $415 million from $400 million to $425 million. The Company’s guidance has not changed as it relates to income from continuing operations before income taxes.

The change in our second quarter effective tax rate from 39 percent to 49 percent, is impacting our 2005 earnings per share guidance by ($.08).   Earnings per share guidance is changing from $1.35 - $1.55 to $1.27 - $1.47.

	2005 Earnings Per Share Guidance: Low	2005 Earnings Per Share Guidance: High
Previous Guidance	$1.35	$1.55
Less: Effective tax rate change	(0.08)	(0.08)
Updated Guidance	$1.27	$1.47

Earnings per share guidance of $1.27 to $1.47 includes legal and investigation costs of approximately $0.09, of which approximately $0.05 occurred during the first quarter of 2005, and $0.01 in the second quarter of 2005.

Assuming that we can meet our ongoing expectations for the second half of the year and realize improvement in AR collections, we believe that the Company should be able to achieve operating cash flow for the year of $30 to $45 million, compared to previous guidance of $35 to $50 million.  The primary driver for the reduction in our cash flow guidance is poorer than expected collections performance in our release of information service offering.  The change in tax rates referred to above, does not impact 2005 cash flow.

The guidance provided above specifically excludes any direct or indirect effects or impacts on the Company’s financial results from the Company’s internal investigation, including, but not limited to, any associated penalties or potential customer remediation action and positive effects prior period restatements adjustments may have on 2005 financial results including the $4.1 million of remediation revenue recognized in the first quarter and $2.7 million of remediation revenue recognized in the second quarter and any additional amounts that may be recognized throughout the remainder of 2005.

Other factors that may cause actual results to deviate from previously provided revenue and earnings per share guidance include, but are not limited to, variance from expected implementation costs associated with new contracts, variance from expected revenues or costs associated with existing contracts, the timing of commencement of new projects, sales results and any discontinuance of a significant customer arrangement.

About SOURCECORP®

SOURCECORP, Incorporated provides business process outsourcing solutions and specialized high value consulting services to clients throughout the U.S. SOURCECORP focuses on business processes in information-intensive industries including healthcare, legal, financial services, government and transportation & logistics. Headquartered in Dallas, the Company serves clients throughout the United States through a network of locations in the U.S., Mexico and India.  SOURCECORP is a component of both the S&P SmallCap 600 Index and the Russell 2000 Index.

For more information about SOURCECORP’s solutions visit the SOURCECORP website at www.srcp.com.The statements in this press release that are not historical fact are forward-looking statements that involve risks and uncertainties, which could cause actual results to differ materially from such forward-looking statements. These forward-looking statements include, but are not limited to any financial estimates, projections, and estimates of future contract values included in this press release. The aforementioned risks and uncertainties include, without limitation, the actual final costs of our internal investigation, the company’s ongoing SEC investigation, the potential impairment of our ability to enter into government contracts as a result of the conduct that was the subject of our investigation, remediation costs relating to our investigation, the potential customer impact of the results of our investigation, the effect of our investigation and financial statement restatement on the trading price of our stock, the outcome of our currently pending putative securities class action matters, the risks of integrating our operating companies, of the timing and magnitude of technological advances, of the occurrences of a diminution in our existing customers’ needs for our services, of a change in the amount companies outsource business processes, of the impact to margins resulting from a change in revenue mix as well as the risks detailed in SOURCECORP’s filings with the Securities and Exchange Commission, including without limitation, those detailed under the heading “Risk Factors” in the Company’s most recent annual report on Form 10-K. SOURCECORP disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise, except as required by law.

Contact SOURCECORP:

Barry Edwards, EVP & Chief Financial Officer: 214.740.6690

SOURCECORP™

Condensed Consolidated Statements of Operations

In Thousands (Except Earnings Per Share)

(Unaudited)

	Three Months Ended June 30,
	2005	2004
Total Revenue	$106,453	$97,098
Cost of services	59,818	57,590
Depreciation	3,545	2,963
Gross Profit	43,090	36,545
SG & A Expenses	29,820	24,108
Amortization	206	312
Operating Income	13,064	12,125
Interest and other (income) expense, net	1,225	948
Income from continuing operations before income taxes	11,839	11,177
Provision for income taxes	5,805	4,471
Net income from continuing operations	6,034	6,706
Loss from discontinued operations, net of tax	(660)	(1,860)
Net income	$5,374	$4,846

Net income (loss) per share
Basic
Continuing Operations	$0.38	$0.42
Discontinued Operations	(0.04)	(0.12)
Total Operations	$0.34	$0.30

Diluted
Continuing Operations	$0.37	$0.41
Discontinued Operations	(0.04)	(0.11)
Total Operations	$0.33	$0.30

Weighted Average Common Shares Outstanding
Basic	15,673	16,014
Diluted	16,084	16,374

SOURCECORP™

Condensed Consolidated Statements of Operations

In Thousands (Except Earnings Per Share)

(Unaudited)

	Six Months Ended June 30,
	2005	2004
Total Revenue	$212,385	$192,914
Cost of services	118,354	113,983
Depreciation	6,968	6,163
Gross Profit	87,063	72,768
SG & A Expenses	60,041	55,176
Amortization	412	401
Operating Income	26,610	17,191
Interest and other (income) expense, net	2,706	1,723
Income from continuing operations before income taxes	23,904	15,468
Provision for income taxes	10,515	6,187
Net income from continuing operations	13,389	9,281
Loss from discontinued operations, net of tax	(881)	(2,370)
Net income	$12,508	$6,911

Net income (loss) per share
Basic
Continuing Operations	$0.85	$0.58
Discontinued Operations	(0.05)	(0.15)
Total Operations	$0.80	$0.43

Diluted
Continuing Operations	$0.84	$0.57
Discontinued Operations	(0.06)	(0.15)
	$0.78	$0.42

Weighted Average Common Shares Outstanding
Basic	15,672	16,055
Diluted	16,024	16,411

SOURCECORP™

CONDENSED CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	June 30, 2005	December 31, 2004
ASSETS

CURRENT ASSETS
Cash	$798	$3,722
Accounts receivable (net)	78,799	65,315
Deferred tax asset	6,852	5,272
Other current assets	17,230	12,094
Assets of discontinued operations	0	842
Total current assets	103,679	87,245

Property, plant & equipment (net)	40,997	39,603
Goodwill and other intangibles (net)	329,677	331,043
Other non-current assets	1,814	11,524
Total Assets	$476,167	$469,415

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$44,005	$52,549
Current maturities of long-term obligations	89,152	258
Other current liabilities	8,714	0
Income taxes payable	6,050	0
Liabilities of discontinued operations	0	326
Total current liabilities	147,921	53,133

Long-term debt	1,668	87,547
Deferred taxes and other long-term liabilities	20,192	36,314
Total Liabilities	169,781	176,994

STOCKHOLDERS’ EQUITY
Common Stock	157	157
Additional paid-in capital	198,556	193,925
Treasury stock	(501)	(501)
Deferred compensation	(7,470)	(4,296)
Retained earnings	115,644	103,136
Total Stockholders’ Equity	306,386	292,421

Total Liabilities and Stockholders’ Equity	$476,167	$469,415

SOURCECORP™

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Six Months Ended June 30,
	2005	2004
Income from continuing operations	$13,389	$9,281
Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	7,380	6,564
Deferred tax (benefit) provision	(882)	3,153
Compensation expense on restricted stock grants	1,421	1,120
Loss on sale of property, plant & equipment	81	125
Changes in working capital	(15,171)	(15,374)
Net cash provided by operating activities from continuing operations	6,218	4,869
Net cash used in operating activities from discontinued operations	(171)	(1,034)
Net cash provided by operations	6,047	3,835
Cash flows from investing activities
Purchase of property, plant & equipment	(8,431)	(8,337)
Proceeds from disposition of property, plant & equipment	7	21
Proceeds from divestiture	793	750
Cash paid for acquisitions, net of cash acquired	(4,367)	(14,958)
Net cash used in investing activities from continuing operations	(11,998)	(22,524)
Net cash used in investing activities from discontinued operations	—	(187)
Net cash used in investing activities	(11,998)	(22,711)
Cash flows from financing activities
Proceeds from exercise of common stock options	32	389
Cash paid for common stock repurchased	—	(9,298)
Proceeds from long-term obligations	109,551	174,634
Principal payments on long-term obligations	(106,556)	(143,510)
Cash paid for debt issuance costs	0	0
Net cash provided by (used for) financing activities from continuing operations	3,027	22,215

Net increase (decrease) in cash and cash equivalents	(2,924)	3,339

Cash and cash equivalents, beginning of period	3,722	2,097

Cash and cash equivalents, end of period	$798	$5,436